                                                                Exhibit (b)(2)


                      FIVE-YEAR REVOLVING CREDIT AGREEMENT
                      ------------------------------------

        This Agreement is made and entered into this 31st day of August, 1995 by and among The Sherwin-Williams Company ("Company") whose principal place of business is located at 101 Prospect Avenue, N.W., Cleveland, Ohio
    44115, Bank of America National Trust and Savings Association, as Administrative Agent, and the financial institutions listed on Schedule A hereto together with each of their successors and assigns (collectively referred to as "Banks" and individually a "Bank").

                              W I T N E S S E T H:
                              -------------------

        WHEREAS, the Company has requested the Banks to make certain unsecured Loans to the Company for general corporate purposes including, but not limited to, capital expenditures, general working capital, acquisitions of assets, stock or other ownership interests and repurchases or redemptions of securities; and

        WHEREAS, the Banks have agreed to make such Loans on the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises contained herein the parties agree as follows:


                            ARTICLE I:  DEFINITIONS

        As used in this Agreement, the following terms shall have the following meanings:

    "ADMINISTRATIVE AGENT" shall mean Bank of America National Trust and Savings
        Association or any successor Bank appointed by the Company and approved by the holders of fifty-one percent (51%) by amount of the Commitments.

    "ALTERNATE BASE RATE" shall mean the higher of: (i) the rate of interest in effect for any given day as publicly announced from time to time by the Administrative Agent as its "reference rate" and
        (ii) the Federal Funds Rate plus 50 basis points. Any change by the Administrative Agent of its "reference rate" shall take effect at the opening of business on the day specified in the public announcement of such change.

    "ALTERNATE BASE RATE LOAN" shall mean those Loans bearing interest at the Alternate Base Rate.

    "BANKING DAY" shall mean a day, other than a Saturday or Sunday, on which California and New York banks are open for the transaction of business.

    "COMMITMENT" shall mean the obligation of each Bank to make loans, under
        Section 2.1A or 2.1C of this Agreement, up to the amount set opposite the name of such Bank as set forth on such Bank's signature page hereto (or such lesser amount as shall be determined pursuant to Section 2.5 hereof).

    "COMMITMENT PERIOD" shall mean the period which commences on the Effective
        Date and terminates on the Termination Date.

    "CONSOLIDATED NET WORTH" shall mean the excess of the net book value of the assets of the Company and its Consolidated Subsidiaries over all of their liabilities (other than Subordinated Indebtedness), as determined on a consolidated basis in accordance with

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        generally accepted accounting principles as applied by the
        Company in the calculation of such amount in the Company's then most recent financial statements furnished to its stockholders, plus the aggregate value of all treasury stock purchased after the Effective Date (at cost) by the Company (to the extent that the aggregate value of such treasury stock for purposes of this calculation does not exceed Two Hundred Fifty Million Dollars ($250,000,000)). The calculation of Consolidated Net Worth shall exclude any amounts which would otherwise be required to be included therein as a result of the future adoption by the Financial Accounting Standards Board of any policy, statement, rule or regulation requiring the Company to record an accumulative liability on its Financial Report(s).

    "CONSOLIDATED SUBSIDIARY" shall mean, at any particular time, every Subsidiary which is consolidated in the Company's financial statements contained in its then most recent Financial Report.

    "DEBT" shall mean, collectively, all indebtedness at any one time outstanding hereunder and owed by the Company to the Banks pursuant to this Agreement and includes the principal of and interest on all Notes and each conversion, extension, renewal or refinancing thereof in whole or in part, the Facility Fees and any prepayment premium due under
        Section 2.1A(x).

    "DOLLARS" or "$" shall mean any lawful currency of the United States of America.

    "EUROCURRENCY" shall mean any freely transferable and convertible currency on deposit outside the country of issuance.

    "EVENT OF DEFAULT" shall mean any of the events referred to in Article VII hereof.

    "EFFECTIVE DATE" shall mean August 31, 1995.

    "FACILITY FEE" shall mean the sum to be paid by the Company to the Administrative Agent on behalf of each Bank on the last Banking Day of each calendar quarter during the Commitment Period calculated as the product of each Bank's Commitment and the number of basis points set forth in the following table for the highest of the then current ratings assigned to the Company's senior unsecured long-term debt by Moody's, S&P or Duff & Phelps on such date which is one (1) business day prior to the date(s) payment of such fee shall be due:

           MOODY'S, S&P OR DUFF & PHELPS                   BASIS POINTS
        -----------------------------------------------------------------------
            AA-, Aa3 or higher                                  7.0
        -----------------------------------------------------------------------
               A-, A3                                           9.0
        -----------------------------------------------------------------------
              BBB, Baa2                                        12.0
        -----------------------------------------------------------------------
           Lower than BBB or Baa2                              15.0


    "FEDERAL FUNDS RATE" shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Banking Day





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
        opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Banking Day, the rate for such day shall be the arithmetic mean, as determined by the Administrative Agent, of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on such day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

    "FINANCIAL REPORT" shall mean the annual or periodic report prepared in accordance with generally accepted accounting principles, except as otherwise indicated, filed by the Company with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of such Commission) on Form 10-K or 10-Q pursuant to the Securities Exchange Act of 1934 ("Exchange Act"), as then in effect (or any comparable forms under similar Federal statutes then in force), and the most recent financial statements furnished by the Company to its stockholders (which annual financial statement shall be certified by the Company's independent certified public accountants).

    "INTEREST ADJUSTMENT DATE" shall mean the last day of each LIBOR Interest
        Period.

    "LIBOR" shall mean the average (rounded upward to the nearest 1/16 of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the number of months in the relevant LIBOR Interest Period and in the amount of the LIBOR Loan to be disbursed or to remain outstanding during such LIBOR Interest Period, as the case may be, are offered to the Administrative Agent by the Reference Banks in the London Interbank Eurodollar market, determined as of 11:00 a.m. London time, two (2) London Banking Days prior to the beginning of the relevant LIBOR Interest Period pertaining to a LIBOR Loan hereunder, as appropriately adjusted by dividing such average LIBOR rate by 1.00 minus the applicable Reserve Percentage then in effect.

    "LIBOR INTEREST PERIOD" shall mean a period of one, two, three, six or, if available to the Banks, twelve months (as selected by the Company) commencing on the applicable borrowing date of each LIBOR Loan hereunder; provided, however, that if any such period would be affected by a reduction in Commitment as provided in Section 2.5 hereof, prepayment as provided in Section 3.5 hereof or maturity of a LIBOR Loan as provided in Section 2.1A or 2.1C hereof, such period shall end on such date provided further that no such LIBOR Interest Period shall end after the Termination Date. With respect only to that portion of LIBOR Loans (as described in Section 2.1C hereof) during the two (2) year Term Loan period which represents a mandatory semi-annual installment of principal, the Company may not select a LIBOR Interest Period the maturity of which would extend beyond the due date of such installment payment without becoming subject to the provisions of Section 2.1A(x) hereof.

    "LIBOR LOAN" shall mean a Loan bearing interest at LIBOR.

    "LOAN" shall mean the indebtedness of the Company with respect to each advance of funds by a Bank hereunder.

    "LONDON BANKING DAY" shall mean a day, other than a Saturday or Sunday, on which banks are open for business in London, England and San Francisco, California, quoting deposit rates for Dollar deposits.

    "MAJORITY BANKS" shall mean Banks with an aggregate of sixty-six and two-thirds percent (66 2/3%) or more of the Commitments on the relevant date.



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    "MARGIN" shall mean the number of basis points set forth in the following table for the highest of the then current ratings assigned to the Company's senior unsecured long-term debt by Moody's, S&P or Duff & Phelps:

           MOODY'S, S&P OR DUFF & PHELPS                   BASIS POINTS
          ------------------------------------------------------------------
                 AA-, Aa3 or higher                            13.0
          ------------------------------------------------------------------
                    A-, A3                                     16.0
          -----------------------------------------------------------------
                   BBB, Baa2                                   20.0
          -----------------------------------------------------------------
               Lower than BBB or Baa2                          25.0


    "MATERIAL" shall mean the measure of a matter of significance which shall be determined as being an amount equal to five percent (5%) or more of the Company's Consolidated Net Worth.

    "MONEY MARKET NOTE" shall mean a Note or Notes executed and delivered pursuant to Section 2.1B hereof.

    "MONEY MARKET RATE" shall mean, with respect to any period of days selected by the Company commencing on the applicable borrowing date for a Money Market Rate Loan, the rate of interest per annum quoted by any Bank to the Company for such Money Market Rate Loans.

    "MONEY MARKET RATE LOAN" shall mean a Loan with an interest rate equal to the Money Market Rate and as otherwise defined in Section 2.1B hereof.

    "NOTE" or "NOTES" shall mean a note or notes executed and delivered pursuant to Sections 2.1A, 2.1B or 2.1C hereof.

    "OUTSTANDING MAJORITY BANKS" shall mean Banks with an aggregate of sixty-six and two-thirds percent (66 2/3%) or more of the principal amount of Loans hereunder on the relevant date.

    "PERCENTAGE" shall mean, as to any Bank (as set forth on the Bank's signature page hereof), the percentage of such Bank's share of the total Commitments of all Banks; provided that if the Commitments are terminated or reduced pursuant to Section 2.5 hereof, then
        "Percentage" shall mean the percentage of such Bank's share of the total Commitments of all Banks immediately after the termination or reduction of Commitments.

    "PLAN" shall mean any employee pension benefit plan within the meaning of
        Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA") sponsored and maintained by the Company, any Consolidated Subsidiary, or of any member of a controlled group of corporations, as the term "controlled group of corporations" is defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which the Company or any Consolidated Subsidiary is a part, for employees thereof.

    "POSSIBLE DEFAULT" shall mean an event, condition or thing known to the Company which constitutes, or which with the lapse of any applicable grace period or the giving of notice





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
        or both would constitute, any Event of Default and which has not been appropriately waived by the Banks in writing or fully corrected prior to becoming an Event of Default.

    "REFERENCE BANKS" shall mean Trust Company Bank and The Bank of Nova
        Scotia or any successor Bank(s) appointed by the Company, and satisfactory to the holders of fifty-one percent (51%) by amount of the Commitments, at any time, upon thirty (30) days prior written notice to the Banks, to act as Reference Banks pursuant to the terms of this Agreement.

    "REGULATORY CHANGE" shall mean, as to any Bank, any change in United
        States federal, state or foreign laws or regulations or the adoption or making of any interpretations, directives, guidelines or requests of or under any United States federal, state or foreign laws or regulations enacted after the Effective Date (whether or not having the force of law) by any court or governmental authority charged with the interpretation or administration thereof.

    "RELATED WRITING" shall mean any assignment, mortgage, security agreement, subordination agreement, financial statement, audit report or other writing furnished by the Company or any of its officers to the Banks pursuant to or otherwise in connection with this Agreement.

    "REPORTABLE EVENT" shall mean a reportable event as that term is defined in Title IV of ERISA except actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

    "RESERVE PERCENTAGE" shall mean, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirement (including but not limited to any margin reserve requirement and taking into account any transitional adjustments or other scheduled changes in reserve requirements) which is imposed on (a) commercial time deposits having an original maturity of one (1) year or less and which is applicable to the class of banks of which the Administrative Agent is a member; or (b) a Bank with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, as the case may be.

    "REVOLVING CREDIT LOAN" shall mean a Loan evidenced by a Revolving Credit
        Note.

    "REVOLVING CREDIT NOTE" shall mean a Note evidencing a Loan described in
        Section 2.1A.

    "SUBORDINATED INDEBTEDNESS" shall mean indebtedness which has been subordinated (by written terms or agreement being in form and substance reasonably satisfactory to the holders of fifty-one percent (51%) by amount, of the Commitments) in favor of the prior payment in full of the Company's Debt to the Banks.

    "SUBSIDIARY" shall mean an existing or future corporation(s), the majority of the outstanding capital stock or voting power, or both, of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned at the time in question by the Company or by another such corporation(s) or by any combination of the Company and such corporation(s).





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
    "TERM LOAN" shall mean a Loan evidenced by a Term Note.

    "TERM NOTE" shall mean a Note executed and delivered pursuant to
        Section 2.1C hereof.

    "TERMINATION DATE" shall mean 12:01 a.m. on the fifth (5th) anniversary of the Effective Date; provided, however, that commencing with the first (1st) anniversary of the Effective Date, and each successive anniversary thereafter, the Termination Date shall be extended automatically by one (1) year periods with respect to any Bank which fails to notify the Company, in writing, not less than forty-five (45) days prior to such anniversary date that they wish to terminate their Commitment four (4) years from the first anniversary date next following the date written notice of termination was received.

    "VOTING STOCK" shall mean stock of a corporation of a class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not the stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

    "WHOLLY-OWNED CONSOLIDATED SUBSIDIARY" shall mean each Consolidated
        Subsidiary all of whose outstanding stock, other than directors' qualifying shares, shall at the time be owned by the Company and/or by one or more Wholly-Owned Consolidated Subsidiaries.

        Any accounting term not specifically defined in this Article shall have the meaning ascribed thereto by generally accepted accounting principles in effect as of the date of the Company's then most recent Financial Reports unless otherwise indicated.

        The foregoing definitions shall be applicable to the singular and plural of the foregoing defined terms.


                    ARTICLE II.  AMOUNT AND TERMS OF CREDIT

SECTION 2.1. AMOUNT AND NATURE OF CREDIT. Subject to the terms and conditions of this Agreement each Bank will participate to the extent hereinafter provided in making Loans to the Company in such aggregate amounts as the Company shall request; provided, however, that in no event shall the aggregate principal amount of all Loans outstanding under this Agreement during the Commitment Period be in excess of Two Hundred Fifty Million Dollars ($250,000,000).

        Each borrowing from, and reduction of Commitment of the Banks under paragraphs A and C below, may be made as Revolving Credit Loans and as Term Loans as follows:

        A.       REVOLVING CREDIT LOANS
                 ----------------------

                 (i) BORROWING RIGHTS AND RESTRICTIONS: Subject to the terms and conditions of this Agreement, during the Commitment Period each Bank will make a Loan or Loans to the Company, pursuant to this Section 2.1A, in such amount or amounts as the Company may request from time to time but not exceeding in aggregate principal amount, at any one time outstanding hereunder, the Commitment of such Bank. Subject to the provisions of this Agreement, the Company shall be entitled under this Paragraph A to borrow funds, repay the same





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
                         in whole or in part, and reborrow hereunder at any time and from time to time during the Commitment Period. Each Loan made under this Paragraph A shall be made pro rata according to each Bank's respective Commitments.

                (ii) LOAN AMOUNTS: The Company shall have the option, subject to the terms and conditions set forth herein, to borrow under this Section 2.1A up to the total of all the Commitments by means of any combination of:

                         (a) ALTERNATE BASE RATE LOANS which shall be payable on its due date and shall be drawn down in aggregate amounts of not less than Five Million Dollars ($5,000,000) or any greater amount evenly divisible by One Million Dollars ($1,000,000); and

                         (b) LIBOR LOANS which shall be payable on the last day of the relevant LIBOR Interest Period and shall be drawn down in aggregate amounts of not less than Five Million Dollars ($5,000,000) or any greater amount evenly divisible by One Million Dollars ($1,000,000).

                (iii) PROCEDURE FOR BORROWING: The procedure for borrowing under this Section 2.1A shall be as follows:

                         (a) Each such borrowing shall be made upon the Company's written notice ("Notice") to the Administrative Agent (which Notice must be received by the Administrative Agent prior to 11:00 a.m. New York time three (3) London Banking Days prior to the requested borrowing date in the event of a LIBOR Loan and by 11:00 a.m. New York time on the same Banking Day of the proposed date of such borrowing in the event of an Alternate Base Rate Loan). The Notice shall specify:

                                  (1)     the amount of the borrowing;

                                  (2)     the requested borrowing date which
                                          shall be a Banking Day;

                                  (3)     the type of Loan(s) comprising
                                          the borrowing; and

                                  (4)     the duration of the LIBOR Interest
                                          Period for any LIBOR Loan(s) and
                                          the maturity date of any Alternate
                                          Base Rate Loan(s).

                         (b) The Administrative Agent shall promptly notify each Bank of (i) its receipt of a Notice of borrowing, (ii) the amount of each Bank's pro-rata share of such borrowing; and
                                  (iii) the name of the Company's bank, the Company's account number and American Banking Association routing number of the bank at which the Company's account is maintained and to which such pro-rata shares shall be routed.

                         (c) Each Bank's pro-rata share of each Revolving Credit Loan shall be delivered by each such Bank to the Company not later than 3:00 p.m. New York time on the last day of the notice period set forth herein, time being of the essence, in immediately available Dollars by wire transfer to an account of the Company designated by the Company, from time to time in writing to the Administrative Agent, with the account number and

                                  American Banking Association routing
                                  number of the bank at which such account is maintained.

                (iv) INTEREST RATES: The Company shall pay interest on Revolving Credit Loans:

                        (a) at the Alternate Base Rate on the unpaid principal amount of Alternate Base Rate Loans outstanding from time to time from the date of receipt of funds by the Company until paid, payable on the last business day of each calendar quarter and on the maturity date, computed on the basis of a 365 or 366 day year as the case may be; and

                        (b)      at LIBOR plus the applicable Margin
                                 (converted to percentage points) on the unpaid principal amount of LIBOR Loans outstanding from time to time from the date on which funds are received by the Company until paid, payable (a) on the last day of the LIBOR Interest Period (computed on the basis of a year having 360 days calculated on the basis of the actual number of days elapsed) or (b) every three (3) months or ninety (90) days in the event any such LIBOR Interest Period exceeds three (3) months or ninety (90) days.

                (v) PAYMENTS ON REVOLVING CREDIT NOTES, ETC.: All payments of principal and interest shall be made to the Administrative Agent in immediately available funds for the account of the Banks by no later than 3:00 p.m. (New York time) on the applicable payment date. The Administrative Agent shall promptly distribute to each Bank its ratable share of the principal and interest received by it for the account of such Bank. Each Bank shall endorse each Revolving Credit Note held by it or otherwise make appropriate book entries evidencing each payment of principal made thereon, it being understood, however, that any Bank's failure to record appropriate information on the grid(s) attached to any such Note shall in no way affect the obligation of the Company under this Agreement or under any such Note. Whenever any payment to be made hereunder, including without limitation, any payment to be made on any Note, shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next Banking Day (but in any event not later than its maturity date) and such extension of time shall in each case be included in the computation of the interest payable on such Note. Notwithstanding the previous sentence, in the case of any LIBOR Loan, if the next Banking Day is in a month other than the month the payment was originally due, such payment may be made on the immediately preceding Banking Day and such reduction of time shall in each case be considered in the computation of the interest payable on such Note.

                (vi) REVOLVING CREDIT NOTES: The obligation of the Company to repay the Alternate Base Rate Loans and the LIBOR Loans made by each Bank and to pay interest thereon shall be evidenced by non-negotiable Revolving Credit Notes of the Company substantially in the form of Schedule B hereto, with appropriate insertions, dated the date of execution thereof by the Company and payable to the order of such Bank on the maturity date of such Loan, in the principal amount indicated thereon. The principal amount of the Alternate Base Rate Loans and the LIBOR Loans made by each Bank under this Section 2.1A and all prepayments thereof and the applicable dates with respect thereto shall be recorded by such Bank from time to time on the grid(s) attached to such Note or by appropriate book





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
                        entry. The aggregate unpaid amount of Alternate Base Rate Loans and LIBOR Loans set forth on the grid(s) attached to each Revolving Credit Note shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note, it being understood, however, that any Bank's failure to so record appropriate information on the grid(s) attached to its respective Revolving Credit Note shall in no way affect the obligations of the Company under this Agreement or such Note.

                (vii) INTEREST ON LATE PAYMENTS: If any Revolving Credit Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision or acceleration of maturity therein contained, the principal thereof and the accrued and unpaid interest thereon shall bear interest, until paid, at a rate per annum which shall be 1.1 times the Alternate Base Rate from time to time in effect.

                (viii)  LOAN REFINANCINGS:  If any Revolving Credit
                        Loan is not repaid when due, unless otherwise directed by the Company, and provided no Event of Default exists hereunder, the Banks shall refinance LIBOR Loans with successive LIBOR Loans commencing on the date immediately following the maturity date (unless otherwise agreed to by the Company and the Banks) of such prior Loan and with the same number of months for such Loan's LIBOR Interest Period unless otherwise provided in this Agreement. Such automatic Loans shall be deemed to have repaid the principal in full of each prior Loan such that no Event of Default would exist.

                (ix) CONVERSION: At the Company's option, the Company may at any time or from time to time, except if an Event of Default exists, convert a LIBOR Loan or an Alternate Base Rate Loan to any one of the other types of Loan. Such conversion shall not be deemed to be a prepayment. The provisions of this subsection shall apply with respect to voluntary conversions or conversions required hereunder. The Company, through the Administrative Agent, shall give written or telephonic notice to the Banks of each conversion by 11:00 a.m., New York time (a) on the date of such conversion if such conversion is comprised of Alternate Base Rate Loans, and (b) at least two (2) Banking Days prior to the date of such conversion if such conversion is comprised of LIBOR Loans. Each such notice shall be effective upon receipt by the relevant Bank and shall specify the date and amount of such conversion, the type of Loans to be converted and the type of Loans to be converted into. Each conversion shall be in an aggregate amount of not less than Five Million Dollars ($5,000,000) or any greater amount evenly divisible by One Million Dollars ($1,000,000).

                (x)     PREPAYMENT.

                        (a)      As to Alternate Base Rate Loans, the
                                 Company shall have the right at any
                                 time or from time to time, upon one (1)
                                 Banking Days' prior written notice to the Administrative Agent, without the payment of any premium or penalty to prepay on a pro rata basis, all or any part of the principal amount of the Notes then outstanding as designated by the Company plus interest accrued on the amount so prepaid to the date of such prepayment.

                        (b) As to LIBOR Loans, the Company shall have the right at any time or from time to time, upon four (4) London Banking Days' prior written notice to the Administrative Agent, to prepay on a pro rata basis, all or any part of the principal amount of the Notes then outstanding as designated by the Company, plus interest accrued on the amount so prepaid to the date of such prepayment. If LIBOR, as determined as of 11:00 a.m. London time two (2) London Banking Days prior to the date of prepayment (hereinafter "Prepayment LIBOR"), shall be lower than the last LIBOR previously determined for the LIBOR Loan(s), with respect to which prepayment is intended to be made (hereinafter "Last LIBOR"), then the Company shall promptly pay each of the Banks, in immediately available funds, a prepayment premium measured by a rate (the "Prepayment Premium Rate") which shall be equal to the difference between the Last LIBOR and the Prepayment LIBOR. In determining the Prepayment LIBOR, the Company shall apply a rate equal to LIBOR (for a deposit approximately equal to the amount of such prepayment) which would be applicable to a LIBOR Interest Period commencing on the date of such prepayment and having a duration equal to the LIBOR Interest Period described in
                                 Article I hereof with a length closest to the remaining duration of the actual LIBOR Interest Period during which such prepayment is to be made. The Prepayment Premium Rate shall be applied to all or such part of the principal amount of the Notes as related to the LIBOR Loans to be prepaid, and the prepayment premium shall be computed for the period commencing with the date on which said prepayment is to be made to that date which coincides with the last day of the LIBOR Interest Period previously established when the LIBOR Loans, which are to be prepaid, were made. Each prepayment of a LIBOR Loan shall be in the aggregate principal sum of not less than One Million Dollars ($1,000,000). In the event the Company fails to borrow or convert into a proposed LIBOR Loan subsequent to the delivery to the Banks of the notice of the proposed date, aggregate amount and initial LIBOR Interest Period of such Loan, but prior to the draw down of funds thereunder, such failure to borrow or convert shall be treated as a prepayment subject to such prepayment premium. Notwithstanding the above, no prepayment premium shall be due and owing by the Company if the Company makes such payment on the Interest Adjustment Date applicable to the Loan being paid.

        B.       MONEY MARKET RATE LOANS
                 -----------------------

                 (i) BORROWING RESTRICTIONS: Subject to the terms and conditions of this Agreement, during the Commitment Period each Bank may make (but is not obligated to make) a Money Market Rate Loan to the Company in such amount or amounts as the Company may from time to time request, not exceeding in aggregate principal amount, at any one time outstanding hereunder, the sum Two Hundred Fifty Million Dollars ($250,000,000). Subject to the provisions of this Agreement, the Company shall be entitled under this Paragraph B to borrow funds, repay the same in whole or in part and reborrow hereunder at any time and from time to time from any Bank making Money Market Rate Loans to the Company. The Administrative Agent shall not be involved, in its capacity as such agent, in any borrowing(s) by the Company under this Section 2.1B. The procedures for any such Loan shall be as agreed upon by the Company and each Bank making a Loan under Paragraph B.

                 (ii) LOAN AMOUNTS: The Company shall have the option, subject to the terms and conditions set forth herein, to borrow under this Section 2.1B from any Bank an amount not to exceed the total of all Commitments in amounts of not less than Five Million Dollars ($5,000,000) or any greater amount evenly divisible by One Million Dollars ($1,000,000).

                 (iii) INTEREST RATES: The Company shall pay interest on the unpaid principal amount of any Money Market
                         Rate Loan outstanding from time to time from the date on which funds are received by the Company until paid, at the Money Market Rate. Except as may be otherwise agreed by the Company and the Bank making a Money Market Rate Loan, interest shall be payable at the maturity of such Loan and shall be computed on the basis of a 365 or 366 day year, as the case may be.

                 (iv) MONEY MARKET NOTES: The obligation of the Company to repay Money Market Rate Loans and to pay interest thereon, shall be evidenced by a Money Market
                         Note substantially in the form of Schedule C hereto, dated the date of execution thereof by the Company and payable to the order of such Bank in accordance with the terms and conditions of such Money Market Note.

                 (v) INTEREST ON LATE PAYMENTS: If any Money Market Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision of acceleration of maturity therein contained, the principal thereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum which shall be 1.1 times the Alternate Base Rate from time to time in effect.

                 (vi) PAYMENT: All payments of principal and interest due on Money Market Rate Loans shall be paid by the Company directly to any Bank making a Money Market Rate Loan to the Company.

        C.       TERM LOAN
                 ---------

                 (i)     BORROWING RIGHTS AND RESTRICTIONS:
                         Subject to the terms and conditions of this Agreement, at any time prior to the end of the Commitment Period, each Bank will make a two (2) year Term Loan to the Company in such amount, if any, as the Company may request, but not exceeding the Commitment of such Bank then in effect. In the event the Company makes borrowings under this Section 2.1C, no further borrowing shall be made under Section 2.1A hereof, notwithstanding anything in this Agreement to the contrary. If at any time a borrowing shall be made under this Section 2.1C there shall be outstanding any Revolving Credit Notes issued under Section 2.1A hereof, then the proceeds of the Term Loans made under this Section 2.1C shall be applied in full or to the extent necessary, as the case may be, to the payment in full of the principal of and interest on such Notes even though the same shall not be due by their terms. The preceding sentence shall constitute an authorization and direction by the Company to each Bank to so apply the proceeds of such Term Loan so made by such Bank under this Section 2.1C to the payment in full of the principal of and interest on all Notes issued under Section 2.1A hereof which are owned by such Bank. Any borrowing under this Section 2.1C and any application of proceeds to the payment of Notes outstanding under Section 2.1A hereto shall be deemed to be effected simultaneously so that, for the purpose of this Agreement, Notes shall not be deemed to be outstanding under Section 2.1A at the same time Notes are outstanding under Section 2.1C hereof. Any prepayment of the Notes outstanding under Section 2.1A shall be subject to Section 2.1A(x) hereof. Subject to the provisions of this Agreement, the Company shall be entitled under this Section 2.1C to borrow funds, repay the same and enter into new borrowings hereunder at any time and from time to time during the Commitment Period. The proceeds of each Term Loan shall be delivered to the Company not later than 3:00 p.m. Cleveland, Ohio time on the last day of the notice period set forth in Section 2.2(i), time being of the essence, in immediately available Dollars by wire transfer to an account of the Company designated by the Company, from time to time in writing to the Administrative Agent, with the account number and American Banking Association routing number of the bank at which such account is maintained.

                 (ii) LOAN AMOUNTS: Alternate Base Rate Loans and LIBOR Loans shall be in aggregate amounts of not less than Five Million Dollars ($5,000,000) or any greater amount evenly divisible by One Million Dollars ($1,000,000), but either may be in lesser amounts with respect to mandatory semi-annual installments of principal or as a result of such semi-annual installments of principal having been made.

                (iii) PROCEDURES FOR BORROWING: The procedures for borrowing under this Section 2.1C shall be as follows:

                        (a) Any such borrowing prior to the scheduled Expiration Date shall be made pro-rata among the Banks and shall be made upon the Company's written notice to the Administrative Agent (which notice must be received by the Administrative Agent prior to 11:00 a.m. New York time three (3) London Banking Days prior to the requested borrowing date in the event of a LIBOR Loan and by 11:00 a.m. New York time on the same Banking Day of the proposed date of such borrowing in the event of an Alternate Base Rate Loan. Such notice shall specify:

                                (1)     the amount of the borrowing;

                                (2)     the requested borrowing date which
                                        shall be a Banking Day; and

                                (3)     the type of Loan(s) comprising the
                                        borrowing; and

                                (4)     the duration of the LIBOR Interest
                                        Period for any LIBOR Loan(s) and the
                                        maturity date of any Alternate Base
                                        Rate Loan(s).

                        (b) The Administrative Agent shall promptly notify each Bank of (i) its receipt of each of the Company's notice of borrowing, (ii) the amount of each Bank's pro-rata share of such borrowing; and (iii) the name of the Company's bank, the Company's account number and American Banking Association routing number of the bank at which the Company's account is maintained and to which such pro-rata shares shall be routed.

                        (c) Each Bank's pro-rata share of each Term Loan shall be delivered by each such Bank to the Company not later than 3:00 p.m. New York time on the last day of the notice period set forth herein, time being of the essence, in immediately available Dollars by wire transfer to an account of the Company designated by the Company, from time to time in writing to the Administrative Agent, with the account number and American Banking Association routing number of the bank at which such account is maintained.

                Any borrowing under this Section 2.1C(iii) which is to be made on or subsequent to the scheduled Expiration Date (during any extension hereof) shall not be pro-rata among the Banks.

                (iv)    INTEREST RATES:

                        (a) If the Term Loans are Alternate Base Rate Loans, the Company shall pay interest
                                (computed on the basis of a year having 365 or 366 days, as the case may be) on the unpaid principal amount thereof outstanding from time to time from the date of such Loan until paid, payable quarterly in arrears, during the term of such Loan and upon prepayment and if not paid at maturity thereof at the Alternate Base Rate plus one-quarter of one percent (1/4%) per annum for the Term
                                Notes evidencing such Term Loans. Any change in such rate resulting from a change in the Alternate Base Rate shall be effective immediately from and after such change in the Alternate Base Rate.

                        (b) If the Term Loans are LIBOR Loans, the Company shall pay interest (computed on the basis of a year having 360 days and calculated on the basis of the number of days elapsed) at a fixed rate for each LIBOR Interest Period on the unpaid principal amount of LIBOR Loans outstanding from time to time from the date of such Loan until paid, payable on each Interest Adjustment Date with respect to a LIBOR Interest Period (provided that if a LIBOR Interest Period exceeds three (3) months, the interest must be paid every three (3) months, commencing three (3) months from the beginning of such LIBOR Interest Period), at LIBOR plus one-quarter of one percent (1/4%) per annum for the Term Notes evidencing such Term Loans, fixed in advance of each LIBOR Interest Period as herein provided for each LIBOR Interest Period.

                (v) LOAN CONVERSIONS: All of the Term Loans outstanding at any time must be either Alternate Base Rate Loans or LIBOR Loans, but the Banks, at the request of the Company, shall convert Alternate Base Rate Loans to LIBOR Loans at any time, except if an Event of Default exists, and shall convert LIBOR Loans or to any other type of Loans permitted by this Paragraph C on any Interest Adjustment Date, except if an Event of Default exists, applicable to such LIBOR Loan but each request for Loans under this Section 2.1C must either be for Alternate Base Rate Loans or LIBOR Loans. In the event of any conversion under this Section 2.1C, the procedures set forth in Section 2.1A(ix) shall be followed by the Company.

                (vi) TERM LOAN NOTE: The obligation of the Company to repay the Alternate Base Rate Loans and the LIBOR
                        Loans made by each Bank under this Section 2.1C and to pay interest thereon shall be evidenced by a Term Note of the Company substantially in the form of Schedule D hereto, with appropriate insertions, dated the date of execution thereof by the Company and payable to the order of such Bank in the principal amount of its Commitment, or if less, the aggregate unpaid principal amount of Term Loans made hereunder by such Bank, in four (4) substantially equal installments, commencing six (6) months from the date thereof. The principal amount of the Alternate Base Rate Loans and LIBOR Loans made by each Bank and all prepayments thereof and the applicable dates with respect thereto shall be recorded by such Bank from time to time on the grid(s) attached to such Note or by appropriate book entry. The aggregate unpaid amount of Alternate Base Rate Loans and LIBOR Loans set forth on the grid(s) attached to each Term Note shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note, it being understood, however, that any Bank's failure to so record appropriate information on the grid(s) attached to its respective Note shall in no way affect the obligations of the Company under this Agreement or such Note.

                (vii) INTEREST ON LATE PAYMENTS: If any Term Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision of acceleration of maturity therein contained, the principal thereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum which shall be 1.1 times the Alternate Base Rate from time to time in effect.

SECTION 2.2. CONDITIONS TO CERTAIN LOANS OR CONVERSIONS. The obligation of each Bank to make the Loans described in Section 2.1A or C hereunder is conditioned, in the case of each borrowing or conversion hereunder, upon:

                (i) the fact that no Possible Default or Event of Default shall then exist or immediately after the Loan would exist; and

                (ii) the fact that the representations and warranties contained in Article IV hereof shall be true and correct in all material respects with the same force and effect as if made on and as of the date of such borrowing or conversion.

    Each borrowing or conversion by the Company hereunder shall be deemed to be a representation and warranty by the Company as of the date of such borrowing as to the facts specified in Sections 2.2 (i) and (ii) above.

SECTION 2.3. FACILITY FEES. The Company agrees to pay to each Bank an annual Facility Fee, for the period from and including the date of this Agreement to the earlier of (i) the Termination Date or (ii) the termination of the Commitments pursuant to Section 2.5 hereof. The first payment of the Facility Fee shall be made no later than October 5, 1995 for the period August 31, 1995 to September 30, 1995. All payments of the Facility Fee shall be made to the Administrative Agent in immediately available funds for the account of the Banks by no later than 3:00 p.m. (New York time) on the applicable payment date. The Administrative Agent shall promptly distribute to each Bank its ratable share of the Facility Fee received by it for the account of such Bank.

SECTION 2.4. COMPUTATION OF FACILITY FEES. Facility Fees shall be computed for the actual number of days elapsed on the basis of a 360-day year.

SECTION 2.5.     TERMINATION OF COMMITMENTS AND RIGHT OF SUBSTITUTION.

                (i) The Company may at any time or from time to time terminate in whole or ratably in part the Commitments of all of the Banks to an amount not less than the aggregate principal amount of the Loans then outstanding under this Agreement, by giving the Banks and the Administrative Agent not less than two (2) Banking Days' notice of the aggregate amount of such partial termination (which shall not be less than Five Million Dollars ($5,000,000) or any greater amount evenly divisible by One Million Dollars ($1,000,000) ) and such Bank's proportionate amount of such partial termination. If the Company terminates in whole the Commitments of the Banks, on the effective date of such termination (provided the Company has prepaid in full the unpaid principal balance, if any, of the Notes outstanding together with all accrued and unpaid interest, if any, Facility Fees accrued and unpaid, and any applicable prepayment premiums) all of the Notes outstanding shall be delivered to the Company marked "Cancelled". Any partial termination of the Commitments shall be irrevocable during the remainder of the Commitment Period.

                (ii) The Company may at any time or from time to time terminate or reduce the Commitment of any Bank hereunder to an amount not less than the aggregate principal amount of the Loans then outstanding by such Bank under this Agreement:

                       (a) immediately if such Bank satisfies any of the criteria for insolvency described in Section 7.5 hereof; or

                       (b) upon not less than two (2) Banking Days' notice to such Bank and the Administrative Agent if the Company, in its sole discretion, elects to terminate the Commitment of such Bank for any reason including, but not limited to, the default of such Bank under the terms of this Agreement.

                (iii) In the event the Commitment of any Bank is terminated by the Company, the Company shall have the right to replace such Bank with a successor bank or banks (including any bank or banks which is a party to this Agreement with the consent of such bank or banks) with a Commitment not to exceed the Commitment of the terminated Bank(s); provided that such successor bank shall, pursuant to a written instrument in form and substance satisfactory to the Company, effectively agree to become a party hereto and a "Bank" hereunder and be bound by the terms hereof.

                (iv) In the event of a default of any Bank under the terms of this Agreement, the Company's election to terminate the Commitment of such Bank shall not act as a waiver of any other remedies which the Company may have for such default.

                (v) The termination of the Commitment of any Bank pursuant to Section 2.5(ii) hereof shall not affect the Commitments or the obligations of all remaining Banks under this Agreement.

                (vi) After any termination or reduction of the Commitments as described in this Section 2.5, the Facility Fees payable hereunder shall be calculated upon the Commitments of the Banks as so reduced.

          ARTICLE III.  ADDITIONAL PROVISIONS RELATING TO LIBOR LOANS

SECTION 3.1. RESERVES OR DEPOSIT REQUIREMENTS, ETC. If at any time after the Effective Date any new law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the published interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve and/or special deposit requirement (other than reserves: (a) included in the Reserve Percentage, the effect of which is reflected in the interest rate(s) of the LIBOR Loan(s) in question or (b) attributable to requirements imposed by the Board of Governors of the Federal Reserve System on any Bank as a result of the failure of any such Bank to maintain necessary current capitalization or financial conditions imposed thereby) against assets held by, or deposits in or for the account of any Loans by any Bank, and the result of the foregoing is to increase the cost to such Bank of making or maintaining LIBOR Loans or reduce the amount of principal or interest received by such Bank with respect to LIBOR Loans, then upon demand by such Bank the Company shall pay to such Bank from time to time on Interest Adjustment Dates with respect to such Loans, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Bank for such increased cost or reduced amount, provided that such additional cost or reduced amount were allocable to such LIBOR Loans.

        A certificate as to the increased cost or reduced amount (hereinafter in this Section 3.1 collectively called "Increased Costs") as a result of any event mentioned in this Section 3.1, setting forth the calculations therefor, shall be promptly submitted by such Bank to the Company for its review. The Company shall pay such Increased Costs for such period of time prior to the date such certificate is received by the Company during which such Regulatory Change, by its terms, applies retroactively to any period of time prior to the date such Regulatory Change became effective. In addition, the Company shall pay such Increased Costs incurred by a Bank on and after the date such certificate is received by the Company unless the Company, notwithstanding any other provision of this Agreement, promptly,

         (i) upon at least three (3) Banking Days' prior written notice to such Bank, prepays the affected LIBOR Loans in full or converts all LIBOR Loans to Alternate Base Rate Loans regardless of the interest period thereof, or

         (ii) terminates the Commitment of such Bank pursuant to Section 2.5 hereof (provided that the Company shall pay such Increased Costs on any LIBOR Loans from such Bank which remain outstanding).

        Each Bank will notify the Company as promptly as practicable of the existence of any event which will likely require the payment by the Company of any such additional amount under this Section.

SECTION 3.2. CHANGES IN TAX LAWS. In the event that by reason of any new law, regulation or requirement or any change in any existing law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, (i) any Bank shall, with respect to this Agreement or any transaction under this Agreement, be subject to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of such Bank or imposed on or calculated with respect to the value of the assets of such Bank) or (ii) any change shall occur in the taxation of any Bank with respect to any LIBOR Loan and the interest payable thereon (other than any change which affects, and to the extent that it affects, the taxation of the total net income of such Bank or imposed on or calculated with respect to the value of the assets of such Bank), and if any such measures or any other similar measure shall result in an increase in the cost to such Bank of making or maintaining any LIBOR Loan or in a reduction in the amount of principal, interest or Facility Fee receivable by such Bank in respect thereof, then such Bank shall promptly notify the Company stating the reasons therefor.

        A certificate as to any such increased cost or reduced amount (hereinafter in this Section 3.2 collectively called "Increased Costs") as a result of any event mentioned in this Section 3.2, setting forth the calculations therefor, shall be submitted by such Bank to the Company for its review. The Company shall pay such Increased Costs for such period of time prior to the date such certificate is received by the Company during which such Regulatory Change, by its terms, applies retroactively to any period of time prior to the date such Regulatory Change became effective. In addition, the Company shall pay such Increased Costs incurred by such Bank on and after the date such certificate is received by the Company unless the Company, notwithstanding any other provision of this Agreement, promptly,

                (i) upon at least three (3) Banking Days' prior written notice to such Bank and the Administrative Agent, prepays the affected LIBOR Loans in full or converts all LIBOR Loans to Alternate Base Rate Loans regardless of the interest period thereof, or

                (ii)    terminates the Commitment of such Bank pursuant to
                        Section 2.5 hereof (provided that the Company shall pay such Increased Costs on any LIBOR Loans from such Bank which remain outstanding).

        If any Bank receives such additional consideration from the Company pursuant to this Section 3.2 and thereafter obtains the benefits of any refund, deduction or credit for any taxes or other amounts on account of which such additional consideration has been paid, such Bank shall pay to the Company its allocable share thereof and shall reimburse the Company to the extent, but only to the extent, that such Bank shall have actually received a refund of such taxes or other amounts together with any interest thereon or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Bank) of the United States or any state or subdivision thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Bank. If, at the time any audit of such Bank's income tax return by any taxing agency is completed, such Bank determines, based on such audit, that it was not entitled to the full amount of any refund reimbursed to the Company as aforesaid or that its net income taxes are not reduced by a credit or deduction for the full amount of taxes reimbursed to the Company as aforesaid, the Company, upon demand of such Bank, will promptly pay to such Bank the amount so refunded to which such Bank was not so entitled, or the amount by which the net income taxes of such Bank were not so reduced, as the case may be. The provisions of this Section 3.2 shall survive the termination of this Agreement.

SECTION 3.3. EURODOLLAR DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE. In the event the Majority Banks shall have determined, in good faith and reasonably, that Dollar deposits of the relevant amount for the relevant LIBOR Interest Period for LIBOR Loans are not available to the Banks in the London Interbank Eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining LIBOR applicable to such determination to the Company then (i) any notice of new LIBOR Loans (or conversion of existing Loans to LIBOR Loans) previously given by the Company and not yet borrowed (or converted, as the case may be) shall be deemed a notice to make Alternate Base Rate Loans unless the Company notifies the Administrative Agent to the contrary, and (ii) the Company shall be obligated either to prepay or to convert any outstanding LIBOR Loans on the last day of the then current LIBOR Interest Period or Periods with respect thereto.

SECTION 3.4.     INDEMNITY.  Without limitation of any other provisions of this
        Article III, the Company hereby agrees to indemnify the Administrative Agent and each Bank against any loss or expense (excluding consequential, incidental or special damages) which the Administrative Agent or such Bank may sustain or incur as a direct result of any default by the Company in the payment when due of any amount due hereunder with respect to any LIBOR Loan (including, but not limited to, any loss of profit, premium or penalty incurred by such Bank as a result of such default with regard to funds borrowed by it for the purpose of making or maintaining such LIBOR Loan, as determined by such Bank in the exercise of its reasonable discretion). A certificate as to any such loss or expense shall be promptly submitted by such Bank to the Company for its review and to the Administrative Agent and shall be paid by the Company in the absence of manifest error.

SECTION 3.5. CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL. If at any time any new law, treaty or regulation, or any change in any existing law, treaty or regulation, or any published interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any Bank to fund, refinance, continue or convert into any LIBOR Loans which it is committed to make hereunder with moneys obtained in the London Interbank Eurodollar market, the Commitment of such Bank to fund, refinance, continue or convert into LIBOR Loans shall, upon the happening of such event, be suspended for the duration of such illegality and such Bank shall by written notice to the Company and the Administrative Agent declare that its Commitment with respect to such Loans has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Bank shall similarly notify the Company and the Administrative Agent. If any such change shall make it unlawful for any Bank to continue in effect the funding in the London Interbank Eurodollar market of any LIBOR Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify the Company and the other Banks thereof in writing stating the reasons therefor and the Company shall, on the earlier of (i) the last day of the then current LIBOR Interest Period or (ii) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert all LIBOR Loans to Alternate Base Rate Loans or prepay all LIBOR Loans to the Banks in full. Any such prepayment or conversion shall not be subject to the prepayment premiums prescribed in Section 2.1A(x) hereof. Any requests for a LIBOR Loan not funded pursuant to this Section shall be deemed to have been a request for an Alternate Base Rate Loan.

SECTION 3.6. FUNDING. Each Bank may, but shall not be required to, make LIBOR Loans hereunder with funds obtained outside the United States.


                  ARTICLE IV.  REPRESENTATIONS AND WARRANTIES

                The Company represents and warrants to the Banks that:

SECTION 4.1. CORPORATE EXISTENCE. The Company is a corporation duly organized and in good standing under the laws of the State of Ohio.

SECTION 4.2. AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance by the Company of this Agreement and the Notes are within the Company's corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene or conflict with any provision of applicable law in effect on the date hereof or of the Amended Articles of Incorporation or Regulations of the Company or of any agreement for borrowed money or other material agreement binding upon the Company. The Company has duly executed and delivered this Agreement.

SECTION 4.3. VALIDITY AND BINDING NATURE. This Agreement is, and the Notes when duly executed and delivered will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

SECTION 4.4. LITIGATION AND LIENS. To the best of the Company's knowledge, no litigation or proceeding is pending which would, if successful, have a Material adverse impact on the financial condition of the Company and the Consolidated Subsidiaries taken as a whole, which is not already reflected in the Company's Financial Reports delivered to the Banks prior to the date of this Agreement. The Internal Revenue Service has not alleged any Material default by the Company in the payment of any tax or threatened to make any Material assessment in respect thereof which would have or reasonably could have a Material adverse impact on the financial condition of the Company and the Consolidated Subsidiaries, taken as a whole.

SECTION 4.5. ERISA COMPLIANCE. Neither the Company nor any Consolidated Subsidiary has incurred any Material accumulated funding deficiency within the meaning of the ERISA and the regulations thereunder. No Reportable Event has occurred with respect to any Plan which would have a Material adverse financial impact on the Company or any of its Consolidated Subsidiaries, taken as a whole. The Pension Benefit Guaranty Corporation, established under ERISA, has not asserted that the Company or any Consolidated Subsidiary has incurred any Material liability in connection with any Plan. No Material lien has been attached and no person has threatened to attach such a lien on any property of the Company and any Consolidated Subsidiary as a result of the Company's or any Consolidated Subsidiary's failure to comply with ERISA.

SECTION 4.6. ENVIRONMENTAL MATTERS. To the best of the Company's knowledge, the Company and each Subsidiary is in substantial compliance with all applicable existing laws and regulations (other than laws and regulations the validity or applicability of which are being contested by the Company or a Subsidiary, as the case may be, in good faith by appropriate proceedings diligently prosecuted) relating to environmental control in all jurisdictions where the Company or any Subsidiary is presently doing business and the Company and each Subsidiary (to the extent applicable to its operations) is in substantial compliance with the Occupational Safety and Health Act of 1970 and all rules, regulations and applicable orders thereunder (other than rules, regulations and orders the validity or applicability of which are being contested by the Company or a Subsidiary, as the case may be, in good faith by appropriate proceedings diligently prosecuted).

SECTION 4.7. FINANCIAL REPORTS. The Financial Reports of the Company and the Consolidated Subsidiaries, furnished to each Bank prior to the date of this Agreement or from time to time pursuant to this Agreement shall be true and complete, prepared in accordance with generally accepted accounting principles, except as stated therein, and fairly present the Company's and its Consolidated Subsidiaries' financial condition and the results of their operations for the period encompassed by such Financial Reports. Since the dates of the Company's most recent Financial Reports until the date of this Agreement there has been no material adverse change in the consolidated financial condition of the Company and the Consolidated Subsidiaries taken as a whole.

SECTION 4.8. REGULATION U. Neither the Company nor any of its Consolidated Subsidiaries is generally engaged in the business of purchasing or selling margin stock or extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Each of the Banks represents and warrants to the Company that it is not relying on and will not rely on any margin stock (as described above) in determining whether to extend or maintain credit under this Agreement.

SECTION 4.9. GOVERNMENT REGULATION. Neither the Company nor any of its Consolidated Subsidiaries is registered or is required to be registered as a public utility under the Public Utility Holding Company Act of 1935 or as an investment company under the Investment Company Act of 1940.

SECTION 4.10. TAXES. The Company and its Consolidated Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to have been filed by them (subject to any available extensions) and have paid all taxes indicated as due on such returns except for any such taxes being contested by the Company or a Subsidiary, as the case may be, in good faith by appropriate proceedings diligently prosecuted (the Company has made adequate and reasonable provision for all material taxes not yet due and payable), if any, and all material assessments, if any.

SECTION 4.11. DEFAULTS. No Possible Default exists which would have or reasonably could have a Material adverse impact on the financial condition of the Company and the Consolidated Subsidiaries, taken as a whole.


                         ARTICLE V.  OPENING COVENANTS

             Prior to or concurrently with the execution and delivery of this Agreement, the Company shall furnish to each Bank the following:

SECTION 5.1. RESOLUTIONS. Certified copies of the resolutions of the board of directors of the Company evidencing approval of the execution of this Agreement and the execution and delivery of the Notes as provided for herein.

SECTION 5.2. LEGAL OPINION. A favorable opinion of counsel for the Company as to the matters referred to in Sections 4.1, 4.2, 4.3, 4.4, 4.6 and
        4.8 of this Agreement and such other matters as the Banks may reasonably request.

SECTION 5.3. CERTIFICATE OF INCUMBENCY. A certificate of the secretary or assistant secretary of the Company certifying the names of the officers of the Company authorized to sign this Agreement, and the Notes, together with the true signatures of such officers.

SECTION 5.4. FINANCIAL REPORTS. The Financial Reports of the Company and the Consolidated Subsidiaries, dated December 31, 1994, previously furnished to each Bank, are true and complete, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used by the Company and the Consolidated Subsidiaries during the Company's immediately preceding full fiscal year, except as stated therein, and fairly present the Company's and the Consolidated Subsidiaries' financial condition as of that date and the results of their operations for the interim period then ending. Since that date there has been no material adverse change in the Company's and the Consolidated Subsidiaries' financial condition, properties or business taken as a whole.

                             ARTICLE VI.  COVENANTS

          Until the later of (i) the expiration of the Commitments or (ii) all obligations of the Company hereunder and under the Notes are satisfied and paid in full, the Company agrees that, unless at any time the Majority Banks shall otherwise expressly agree in writing:

SECTION 6.1. INSURANCE. The Company will (a) maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated, and (b) upon any Bank's written request, furnish to such Bank such information about the Company's and its Consolidated Subsidiaries' insurance as such Bank may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to such Bank.

SECTION 6.2. FINANCIAL REPORTS. The Company will furnish to the Administrative Agent and each Bank:

         (i) within sixty (60) days after the end of each of the first three quarter-annual periods of each of its fiscal years (and, in any event, in each case as soon as available), the quarterly Financial Report of the Company and the Consolidated Subsidiaries as at the end of that period, prepared on a consolidated basis;

         (ii) within ninety (90) days after the end of each of its fiscal years (and, in any event, in each case as soon as available), the annual Financial Report of the Company and the Consolidated Subsidiaries for that year prepared on a consolidated basis;

         (iii) within sixty (60) days after the end of each of its quarterly accounting periods and within ninety (90) days after the end of its annual accounting period, a statement signed by a financial officer of the Company reflecting compliance with
                 Section 6.3 hereof and to the effect that no Event of Default has occurred and is continuing or, if there is any such event, describing it and the steps being taken, if any, to cure such event;

         (iv) promptly after filing with the Securities and Exchange Commission, any Form 8-K or Schedule 13D filings applicable to the Company (or any successor forms or schedules promulgated by the Securities and Exchange Commission from time to time which encompass the matters currently addressed in Form 8-K and Schedule 13D);

         (v) written notice of any change in the rating assigned to the Company's senior unsecured long-term debt by Moody's, S&P or Duff & Phelps within thirty (30) days of such change; and

         (vi) such other financial information regarding the Company as any Bank may reasonably request.

SECTION 6.3. NET WORTH. The Company will not permit its Consolidated Net Worth at any time to fall below Eight Hundred Million Dollars
    ($800,000,000).

SECTION 6.4. REGULATIONS U AND X. The Company will not nor will it permit any Subsidiary to take any action that would result in any non-compliance of the Loans made hereunder with Regulation U and X of the Board of Governors of the Federal Reserve System. The Company's use of proceeds of any borrowings under this Agreement will not cause a violation of Regulation U or X.

SECTION 6.5. MERGER AND SALE OF ASSETS. The Company will not merge or consolidate with nor permit any Consolidated Subsidiary to merge or consolidate with any other corporation or sell, lease or transfer or otherwise dispose of all or, during any twelve (12) month period, a substantial part of its assets to any person or entity (except as otherwise provided herein); provided, however, if no Possible Default shall then exist or immediately thereafter will begin to exist:

         (i) Any Consolidated Subsidiary may merge with (a) the Company (provided that the Company shall be the continuing or surviving corporation) or (b) any one or more other Consolidated Subsidiaries provided that either the continuing or surviving corporation shall be a Wholly-Owned Consolidated Subsidiary, or after giving effect to any merger pursuant to this sub-clause (b), the Company and/or one or more Wholly-Owned Consolidated Subsidiaries shall own not less than the same percentage of the outstanding Voting Stock of the continuing or surviving corporation as the Company and/or one or more Wholly-Owned Consolidated Subsidiaries owned of the merged Consolidated Subsidiary immediately prior to such merger,

         (ii) Any Consolidated Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (a) the Company, (b) any Wholly-Owned Consolidated Subsidiary or (c) any Consolidated Subsidiary of which the Company and/or one or more Wholly-Owned Consolidated Subsidiaries shall own not less than the same percentage of Voting Stock as the Company and/or one or more Wholly-Owned Consolidated Subsidiaries then own of the Consolidated Subsidiary making such sale, lease, transfer or other disposition,

         (iii) The Company may sell the stock or assets of any Consolidated Subsidiary if such sale or other disposition is determined by the board of directors of the Company to be in the best interests of the Company and such sale is for a consideration which represents the fair value (as determined in good faith by the board of directors of the Company) thereof at the time of such sale of such stock or assets,

         (iv) The Company may merge with any other corporation, provided that the Company shall be the surviving corporation,

         (v) The Company or any Consolidated Subsidiary may sell all or any part of the assets of any of its divisions or operations if such sale or other disposition is determined by the board of directors of the Company and/or such Consolidated Subsidiary, as the case may be, to be in the best interests of the Company and/or such Consolidated Subsidiary, as the case may be, and such sale is for a consideration which represents the fair value (as determined in good faith by the board of directors of the Company) thereof at the time of such sale or other disposition of such assets,

         (vi) The Company or any Subsidiary may sell or transfer all or any part of the assets of any of its divisions or operations to any Subsidiary.

    In the event there occurs a Change in Control of the Company, the Commitments of the Banks will immediately terminate. For purposes of this paragraph, a "Change of Control" shall occur if:

                 (a) there shall be consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of fifty percent (50%) or more of the assets or earning power of the Company;

                 (b) any "person" (as such term is used in Sections as 13(d) and 14(d)(2) of the Exchange Act, as amended, other than the Company or any employee benefit or stock ownership plan sponsored by the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such Plan, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or

                 (c) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company and any new director whose election by such Board Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

                          Notwithstanding subparagraph (a) through (c) above,
                 with respect to the transactions set forth in subparagraphs
                 (a) and (b) above, a Change of Control shall not be deemed to have occurred if any such transaction (i) is approved by a vote of at least two-thirds (2/3) of the directors and (ii) at the time of such vote, at least two-thirds (2/3) of the directors then in office were members of the Board of Directors of the Company immediately prior to such transaction.

SECTION 6.6. NOTICE. Until the Termination Date, the Company will cause its treasurer, or in his absence another representative of the Company designated by the treasurer, to promptly notify the Banks and the Administrative Agent whenever any Material Possible Default may occur or any warranty made in Article IV hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any Material respect to be true and complete.

SECTION 6.7. LIENS. The Company will not and will not permit any Consolidated Subsidiary to create, assume or suffer to exist any lien upon any of its property or assets (hereinafter "Properties") whether now owned or hereafter acquired without effectively providing that any borrowings under this Agreement shall be secured equally and ratably with all other indebtedness thereby secured; provided that this Section shall not apply to the following:

         (i) liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings,

         (ii) other liens incidental to the conduct of its business or the ownership of its Properties which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its Properties or materially impair the use thereof in the operation of its business,

         (iii) liens on Properties of a Consolidated Subsidiary to secure obligations of such Consolidated Subsidiary to the Company or another Consolidated Subsidiary,

         (iv) liens on Properties of the Company and/or its Consolidated Subsidiaries existing on the date hereof,

         (v) any lien existing on any Properties of any corporation at the time it becomes a Consolidated Subsidiary, existing prior to the time of acquisition upon any Properties acquired by the Company or any Consolidated Subsidiary through purchase, merger, consolidation or otherwise, whether or not assumed by the Company or such Consolidated Subsidiary,

         (vi) any lien placed upon any asset other than real property (hereinafter in this subparagraph (vi) "Asset") at the time of acquisition by the Company or any Consolidated Subsidiary to secure all or a portion of [or to secure indebtedness incurred prior to, at the time of, or (in the case of any Asset acquired with the intent to obtain subsequent financing thereof secured by a lien) within one (1) year after the acquisition of such Asset for the purpose of financing all or a portion of] the purchase price thereof, provided that any such lien shall not encumber any other Properties of the Company or such Consolidated Subsidiary,

         (vii) any lien placed upon any real property now owned or hereafter acquired by the Company or any of its Subsidiaries securing indebtedness in an amount up to eighty percent (80%) of the fair market value of such real property,

         (viii) liens in favor of the United States of America or any department or agency thereof, or in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States, or of any state government or any political subdivision thereof, and, in each case, resulting from acceptance of partial, progress, advance or other payments in the ordinary course of business under government contracts of the United States, or of any state government or any political subdivision thereof, or subcontracts thereunder,

         (ix) liens created, assumed or existing in connection with a tax-free financing,

         (x) any lien renewing, extending or refunding any lien permitted by clauses (iv), (v), (vi), (vii), (viii) and (ix) above, provided that the principal amount secured is not materially increased, and the lien is not extended to other Properties, and

         (xi) liens other than those permitted by clauses (i) through (x) above, provided that the aggregate amount of all indebtedness secured by liens permitted by this clause (xi) shall not at any time exceed fifteen percent (15%) of Consolidated Net Worth.

SECTION 6.8. ERISA COMPLIANCE. Neither the Company nor any Consolidated Subsidiary will incur any Material accumulated funding deficiency within the meaning of the ERISA and the regulations thereunder, or any Material liability to the Pension Benefit Guaranty Corporation or any successor thereto in connection with any Plan. The Company will furnish to the Banks as soon as possible and in any event within thirty (30) days after the Company or such Consolidated Subsidiary knows or has reason to know that any Material Reportable Event with respect to any Plan has occurred a statement of the chief financial officer of the Company or such Consolidated Subsidiary setting forth details as to such Reportable Event and the action which the Company or such Consolidated Subsidiary proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to the Company or such Consolidated Subsidiary.

SECTION 6.9. NOTICE OF DEFAULT. The Company will, and will cause each Consolidated Subsidiary to, give prompt notice in writing to each Bank and the Administrative Agent of the occurrence of any Possible Default and of any other development, financial or otherwise, with respect to which there is a significant probability of a Material adverse impact on Consolidated Net Worth or on the Company's ability to repay the Notes.

SECTION 6.10. CONDUCT OF BUSINESS. The Company will, and will cause each Consolidated Subsidiary to, carry on and conduct its business in substantially the same manner as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

SECTION 6.11. TAXES. The Company will, and will cause each Consolidated Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings.

SECTION 6.12. ENVIRONMENTAL. The Company will use its best good faith efforts to comply and to cause each Subsidiary to comply with all such laws and regulations (other than laws and regulations the validity or applicability of which are being contested by the Company or a Subsidiary, as the case may be, in good faith by appropriate proceedings diligently prosecuted) which may be legally imposed in the future in jurisdictions in which the Company or any Subsidiary may then be doing business.


                        ARTICLE VII.  EVENTS OF DEFAULT

         Each of the following shall constitute an Event of Default:

SECTION 7.1. NON-PAYMENT OF NOTES, INTEREST OR FACILITY FEE. If the principal on any Note shall not be paid in full when due and payable and shall remain unpaid for a period of three (3) consecutive business days and/or any interest due on any Note or any Facility Fee shall not be paid within five (5) business days after written notice thereof to the Company from the Bank (or Administrative Agent) to whom such amount(s) are owed.

SECTION 7.2. COVENANTS. If the Company shall fail or omit to perform and observe any agreement or other provision (other than those referenced in Section 7.1 hereof) contained or referred to in this Agreement or in any Related Writing that is on the Company's part to be complied with, and such failure or omission, if not fully corrected within thirty (30) days after the giving of written notice thereof to the Company by any Bank that such failure or omission would have or reasonably could have a Material adverse impact on the financial condition of the Company and the Consolidated Subsidiaries, taken as a whole (provided, however, that the financial covenant in Section 6.3 shall be applied without regard to any materiality standard).

SECTION 7.3. WARRANTIES. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other information furnished by the Company to the Banks or any other holder of any Note, shall be false or erroneous in any respect which would have or reasonably could have a Material adverse impact on the financial condition of the Company and the Consolidated Subsidiaries, taken as a whole.

SECTION 7.4. CROSS DEFAULT. If the Company or any of its Consolidated Subsidiaries (i) default in the payment of principal or interest due and owing upon any other Material obligation for borrowed money beyond any period of grace provided with respect thereto or (ii) default in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created, and any such default is not waived by the holders of such agreement or instrument, and if the effect of such unwaived default would (a) accelerate the maturity of such indebtedness or permit the holder thereof to cause such indebtedness to become due prior to its stated maturity and (b) have or reasonably could have a Material adverse impact on the financial condition of the Company and the Consolidated Subsidiaries, taken as a whole.

SECTION 7.5. TERMINATION OF OPERATIONS, BANKRUPTCY OR INSOLVENCY. If the Company or a Consolidated Subsidiary representing in excess of ten percent (10%) of total consolidated assets of the Company and the Consolidated Subsidiaries shall (i) discontinue business (except as permitted under Section 6.5 hereof) or (ii) generally not pay (or admit in writing its inability to pay) its debts as such debts become due, or (iii) make a general assignment for the benefit of creditors, or (iv) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or a liquidator of all or a substantial part of its assets, or (v) be adjudicated an insolvent debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from to time to time, or (vi) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the substantive allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other comparable proceeding (whether federal or state) relating to relief of debtors, or (vii) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets.


                        ARTICLE VIII.  EFFECT OF DEFAULT

SECTION 8. EFFECT OF EVENT OF DEFAULT. If any Event of Default described in Section 7.5 hereof shall occur, the Commitments (if they have not already been terminated) shall immediately terminate and all Notes shall automatically become immediately due and payable, without notice. If any other Event of Default shall occur and shall not have been remedied within an allowable time period referred to in this Agreement, then the Majority Banks may terminate the Commitments (if they have not already been terminated) and the Outstanding Majority Banks may declare that all Notes shall become immediately due and payable. The Majority Banks and the Outstanding Majority Banks shall promptly notify the Company in writing of any such declaration. The effect as an Event of Default of any event described in Section 7.1 or 7.5 hereof may be waived only by the written concurrence of the holders of one hundred percent (100%) of the aggregate unpaid principal amount of the Notes. The effect as an Event of Default of any other event described in Sections 7.2, 7.3 or 7.4 may be waived by the holders of fifty-one percent (51%) by amount of the Commitments.


                     ARTICLE IX.  THE ADMINISTRATIVE AGENT

        The Banks hereby authorize Bank of America National Trust and Savings Association ("BOA") and BOA hereby agrees to act as Administrative Agent for the Banks in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

SECTION 9.1. APPOINTMENT AND AUTHORIZATION. Each Bank hereby irrevocably appoints and authorizes the Administrative Agent to exercise such powers hereunder as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Notwithstanding anything in this Agreement to the contrary, or in a Related Writing, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank. Neither the Administrative Agent nor any of its directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

SECTION 9.2. NOTE HOLDERS. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it signed by such payee and in form satisfactory to the Administrative Agent.

SECTION 9.3. CONSULTATION WITH COUNSEL. The Administrative Agent may consult with legal counsel selected by it (including in-house counsel) and shall not be liable for any reasonable action taken or suffered in good faith by it in accordance with the written opinion of external counsel, issued before such action is taken or suffered.

SECTION 9.4. DOCUMENTS. The Administrative Agent shall not be under a duty to examine into or pass upon the validity, effectiveness, genuineness or value of this Agreement, the Notes, any Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

SECTION 9.5. ADMINISTRATIVE AGENT AND AFFILIATES. With respect to the Loans made hereunder, the Administrative Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or affiliate of the Company.

SECTION 9.6. KNOWLEDGE OF DEFAULT. It is expressly understood and agreed that the Administrative Agent shall be entitled to assume that no Possible Default has occurred and is continuing, unless the Administrative Agent has actual knowledge of such fact or has been notified by a Bank that such Bank considers that a Possible Default has occurred and is continuing and specifying the nature thereof.

SECTION 9.7. ACTION BY ADMINISTRATIVE AGENT. So long as the Administrative Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Possible Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement. The Administrative Agent shall incur no liability under or in respect of this Agreement by action upon any notice, certificate, warranty or other paper or instrument reasonably believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which the Administrative Agent reasonably believes to be necessary or desirable in the premises.

SECTION 9.8. INDEMNIFICATION. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Company), ratably according to the respective principal amounts of their Commitments from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including reasonable external counsel costs), expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative
    Agent in any action taken or omitted by the Administrative Agent with respect to this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct or from any action taken or omitted by the Administrative Agent in any capacity other than as agent under this Agreement.

SECTION 9.9. SUCCESSOR. The Company may select a successor or alternate Administrative Agent with the approval of the holders of fifty-one percent (51%) by amount of the Commitments.


                           ARTICLE X.  MISCELLANEOUS

SECTION 10.1. BANKS' INDEPENDENT INVESTIGATION. Each Bank by its signature to this Agreement acknowledges and agrees that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Company and any Subsidiary in connection with the extension of credit hereunder, and agrees that no other Bank nor the Administrative Agent has any duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto whether coming into its possession before the making of the first Loans or at any time or times thereafter.

SECTION 10.2. NO WAIVER; CUMULATIVE REMEDIES. No omission or course of dealing on the part of any Bank or the holder of any Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

SECTION 10.3. AMENDMENTS. Except as otherwise specifically provided herein, no amendment, modification, termination, or waiver of any provision of this Agreement or of the Notes, nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Company and the Majority Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

    The unanimous consent of the Banks, shall be required with respect to
    (i) the change of maturity of the Notes, or the payment date of interest thereunder, (ii) any change in the rate of interest on such Notes, or in the rate at which the Facility Fee referred to in Section 2.3 hereof shall be calculated or in any amount of principal or interest due on any Note, or in the manner of pro rata application of any payments made by the Company to the Banks hereunder, (iii) any change in any percentage voting requirement in this Agreement, (iv) any change in any date specified in this Agreement for the payment of principal or interest on any Note or for the payment of any Facility Fee hereunder, (v) any increase in any Bank's Commitment or Percentage, except pursuant to Section 2.5(iii) hereof, or any increase in the aggregate of all of the Banks' Commitments hereunder or
    (vi) any change to this Section 10.3. No amendments to the duties or responsibilities of the Administrative Agent may be made without the prior written consent of the Administrative Agent except provided in Section 9.9 hereof.

    Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by the Company to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.

SECTION 10.4. CONFIDENTIALITY. Unless the Company otherwise agrees in writing, each Bank hereby agrees to keep all Proprietary Information
    (as defined below) confidential and not to disclose or reveal any Proprietary Information to any person or entity other than the Bank's directors, officers, employees, affiliates, and agents, and then only on a confidential need-to-know basis; provided, however that a Bank may disclose Proprietary Information (a) as required by law, rule, regulation, or judicial process, (b) to its attorneys and accountants, (c) as requested or required by a state, federal, or foreign authority or examiner regulating banks or banking, or (d) to actual or potential assignees or participants as permitted by Section 10.9 hereof who agree to be bound by the provisions of this Section. For purposes of this Agreement, the term "Proprietary Information" shall include all information about the Company, any Subsidiary, or any of their respective affiliates which has been furnished by the Company, any Subsidiary, or any of their respective affiliates, whether furnished before or after the date hereof, and regardless of the manner furnished; provided, however, that Proprietary Information shall not include information which (x) is or becomes generally available to the public other than as a result of a disclosure by a Bank not permitted by this Agreement, (y) was available to a Bank on a nonconfidential basis prior to its disclosure to such Bank by the Company, any Subsidiary, or any of their respective affiliates, or (z) becomes available to a Bank on a nonconfidential basis from a person and/or entity other than the Company, any Subsidiary, or any of their respective affiliates who, to the best knowledge of such Bank, is not otherwise bound by a confidentiality agreement with the Company, any Subsidiary, or any of their respective affiliates, or, to the best knowledge of such Bank, is not otherwise prohibited from transmitting the information to such Bank.

SECTION 10.5. NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to the Company or a Subsidiary, mailed or delivered to it, addressed to it at the address of the Company herein specified, and if to a Bank, mailed or delivered to it, addressed to the address of such Bank specified on its signature page to this

    Agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when received.

SECTION 10.6. COSTS AND EXPENSES. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses (including reasonable legal fees for outside counsel) of the Banks incurred directly as a result of the enforcement of this Agreement, the Notes and the other instruments and documents in connection herewith.

SECTION 10.7. OBLIGATIONS SEVERAL. The obligations of the Banks hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks as a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this Agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default.

SECTION 10.8. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and when taken together shall constitute one and the same agreement.

SECTION 10.9.    ASSIGNMENTS AND PARTICIPATIONS.

    A. ASSIGNMENTS. Unless the Company otherwise consents in writing, which consent shall not be unreasonably withheld, no payee or other party in possession of any Note (including any Bank) shall assign or transfer any Note or any interest therein to any other person or entity, except as otherwise permitted under this Section, or negotiate any Note, as such term is defined in Ohio Revised Code Chapter 1303. Except as otherwise expressly agreed in writing by the Company, no Bank shall, by reason of the assignment or transfer of any Note or otherwise, be relieved of any of its obligations hereunder. Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any request made, waiver or consent given, or other action taken hereunder, prior to such transfer, by each previous holder of such Note; and the Company shall be entitled to conclusively assume that the transferee shall thereafter be vested with all rights and powers under this Agreement of the Bank named as the payee of the Note which is the subject of such transfer. Nothing herein shall prohibit any Bank from pledging or assigning any Note to any Federal Reserve Bank of the United States pursuant to applicable law. No party in possession of a Note shall be a "Holder" as such term is defined in Ohio Revised Code Chapter 1303. Notwithstanding any provision of this
         Section 10.9 to the contrary, the Company may not assign or transfer any of its rights or obligations hereunder without the consent of the holders of one hundred percent (100%) by amount of the Commitments.

    B. PARTICIPATIONS. Any Bank may grant participations in or to all or any part of any Loan or Loans then owing to such Bank hereunder and the Notes held by such Bank without the consent of the Company which consent shall not be unreasonably withheld. Except as otherwise expressly agreed in writing by the Company, no grant of a participation shall relieve any Bank of its obligations hereunder.
         The Company shall be entitled to deal
         solely with the Banks (and their respective assignees) for all purposes of this Agreement and the Notes, and no holder of a participation in all or any part of the Loans or the Notes shall have any rights under this Agreement and shall not be a Holder of any Note, as such term is defined in Ohio Revised Code Chapter 1303.

    C. DISCLOSURE OF INFORMATION. The Company hereby consents to the disclosure of any information obtained in connection herewith by any Bank to any entity which is an assignee or potential assignee or a participant or potential participant pursuant to Section 10.9A or 10.9B hereof, it being understood that such Bank shall advise any such actual or potential assignee or participant of its obligation to keep confidential any nonpublic information disclosed to it pursuant to this Section 10.9 and, prior to the disclosure of such information, shall cause each such actual or potential assignee or participant to execute a confidentiality agreement containing the confidentiality provisions set forth in Section 10.4 hereof.

    D. SECURITIES LAWS. Each Bank represents that it is the present intention of such Bank to acquire each Note drawn to its order for its own account and not with a view to the distribution or sale thereof.

SECTION 10.10. TAX FORMS. With respect to each Bank which is organized under the laws of a jurisdiction outside the United States, on the date of any borrowing, (which claims, exemption from, or reduction of, United States withholding tax under Sections 1441 or 1442 of the Internal Revenue Code of 1986, as amended) and from time to time thereafter if requested by the Company or the Administrative Agent, each such Bank shall provide the Administrative Agent and the Company with the forms prescribed by the Internal Revenue Service of the United States certifying as to such Bank's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Bank hereunder or other documents satisfactory to the Company and the Administrative Agent indicating that all payments to be made to such Bank hereunder are subject to such tax at a rate reduced by an applicable tax treaty. Unless the Company and the Administrative Agent have received such forms and such other documents reasonably requested by the Administrative Agent or the Company indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Company or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Bank organized under the laws of a jurisdiction outside the Unites States.

SECTION 10.11. ENTIRE AGREEMENT. This Agreement supersedes any prior agreement or understanding of the parties hereto, and contains the entire agreement of the parties hereto, with respect to the matters covered hereby.

SECTION 10.12. GOVERNING LAW. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of the Company and the Banks shall be governed by Ohio law.

SECTION 10.13. SEVERABILITY OF PROVISIONS; CAPTIONS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.

SECTION 10.14. PRESS RELEASES. Neither the Administrative Agent nor any Bank shall issue any press release regarding this Agreement without the prior written consent of the Company.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated above.

                          THE SHERWIN-WILLIAMS COMPANY



                          By:  /s/ Larry J. Pitorak
                             --------------------------------
                                   LARRY J. PITORAK
                          Title:   SENIOR VICE PRESIDENT-
                                   FINANCE, TREASURER AND
                                   CHIEF FINANCIAL OFFICER



                          By:  /s/ James J. Sgambellone
                             --------------------------------
                                   JAMES J. SGAMBELLONE
                          Title:   ASSISTANT SECRETARY AND
                                   CORPORATE DIRECTOR OF TAXES

                    CONSENT TO SERVE AS ADMINISTRATIVE AGENT


         The undersigned authorized representative of Bank of America National Trust and Savings Association hereby consents on behalf of Bank of America National Trust and Savings Association to serve as Administrative Agent under that certain 5-Year Revolving Credit Agreement dated August 31, 1995 by and among The Sherwin-Williams Company as Borrower, Bank of America National Trust and Savings Association as Administrative Agent and the Banks named in such Agreement.


                         BANK OF AMERICA NATIONAL TRUST
                          and SAVINGS ASSOCIATION
                         ADMINISTRATIVE AGENT


                         By:  /s/ Doris V.G. Bergum
                            -----------------------------------
                         Title:  DORIS V.G. BERGUM
                                 VICE PRESIDENT

 Amount of             Percentage of
Commitment              Commitments
----------              -----------
$28,571,428.57           11.4286%       Trust Company Bank



                                        By:     /s/ Ruth E. Whitner
                                            ---------------------------

                                        Name:  RUTH E. WHITNER
                                        Title: ASSISTANT VICE PRESIDENT


                                        By:  /s/ Brian K. Peters
                                            ---------------------------

                                        Name:  BRIAN K. PETERS
                                        Title: VICE PRESIDENT




                                        Trust Company Bank
                                        P.O. Box 4418, Center 128
                                        Atlanta, Georgia 30302

                                        Telephone:       (404) 588-7915
                                                         ---------------------

                                        Facsimile:       (404) 827-6270
                                                         ---------------------

 Amount of                Percentage of
Commitment                Commitments
----------                -----------
$28,571,428.57             11.4286%       Bank of America, Illinois


                                          By:  /s/ Lynn W. Stetson
                                               --------------------------------

                                          Name:   LYNN W. STETSON
                                          Title:  VICE PRESIDENT



                                          Bank of America, Illinois
                                          231 S. LaSalle Street
                                          Chicago, Illinois 60697

                                          Telephone:  312 - 828-6757
                                                     -------------------------

                                          Facsimile:  312 - 987-0303
                                                     --------------------------

 Amount of                Percentage of
Commitment                Commitments
----------                -----------
$25,000,000.00              10.0%       National City Bank



                                        By: /s/ Robert E. Little
                                           -----------------------------------

                                        Name:   ROBERT E. LITTLE
                                        Title:  VICE PRESIDENT AND
                                                SENIOR LENDING OFFICER



                                        National City Bank
                                        National City Center
                                        Box 5756
                                        Cleveland, Ohio 44101-0756

                                        Telephone: (216) 575-3018
                                                  -----------------------------

                                        Facsimile: (216) 575-9396
                                                  -----------------------------

 Amount of                Percentage of
Commitment                Commitments
----------                -----------
$25,000,000.00              10.0%       Society National Bank



                                        By:  /s/ Marianne T. Meil
                                             ----------------------------------

                                        Name:    MARIANNE T. MEIL
                                        Title:   ASSISTANT VICE PRESIDENT



                                        Society National Bank
                                        127 Public Square
                                        Cleveland, Ohio 44ll4

                                        Telephone:   (216) 689-3549
                                                  -----------------------------

                                        Facsimile:   (216) 689-4981
                                                  ------------------------------

 Amount of                Percentage of
Commitment                Commitments
----------                -----------
$17,857,142.86              7.1429%     First National Bank of Chicago



                                        By:  /s/ Thomas M. Fast
                                             ----------------------------------

                                        Name:    THOMAS M. FAST
                                        Title:   AUTHORIZED AGENT



                                        First National Bank of Chicago
                                        1301 East Ninth Street
                                        Suite 2150
                                        Cleveland, Ohio 44114-1824

                                        Telephone:  (216) 574-9851
                                                  -----------------------------

                                        Facsimile:  (216) 574-9278
                                                  -----------------------------

 Amount of                Percentage of
Commitment                Commitments
----------                -----------
$17,857,142.86              7.1429%     First Interstate Bank of California



                                        By:  /s/ Wendy V.C. Purcell
                                             ----------------------------------

                                        Name:   WENDY V.C. PURCELL
                                        Title   ASSISTANT VICE PRESIDENT




                                        First Interstate Bank of California
                                        222 W. Adams Street
                                        Suite 2180
                                        Chicago, Illinois 60606

                                        Telephone:  (312) 553-2353
                                                  -----------------------------

                                        Facsimile:  (312) 553-4783
                                                  -----------------------------

 Amount of                Percentage of
Commitment                Commitments
----------                -----------
$17,857,142.86             7.1429%      The Bank of Nova Scotia



                                        By:  /s/ F.C.H. Ashby
                                             ----------------------------------

                                        Name:   F.C.H. ASHBY
                                        Title:  SENIOR MANAGER LOAN OPERATIONS



                                        The Bank of Nova Scotia
                                        600 Peachtree St. NE
                                        Suite 2700
                                        Atlanta, GA  30308

                                        Telephone:  (404) 877-1500
                                                  -----------------------------

                                        Facsimile:  (404) 888-8998
                                                  -----------------------------

 Amount of                Percentage of
Commitment                Commitments
----------                -----------
$17,857,142.86              7.1429%     Chemical Bank



                                        By:  /s/ D. Marin
                                            ----------------------------------

                                        Name:   D. MARIN
                                        Title   ASSISTANT MANAGER



                                        Chemical Bank
                                        270 Park Avenue
                                        New York, New York  10017


                                        Telephone:  1-212-270-3531
                                                  -----------------------------

                                        Facsimile:  1-212-270-4711
                                                  -----------------------------

 Amount of                Percentage of
Commitment                Commitments
----------                -----------
$14,285,714.29              5.7143%     NationsBank, N.A. (Carolinas)



                                        By:  /s/ Michael D. Monte
                                             ----------------------------------

                                        Name:   MICHAEL D. MONTE
                                        Title:  VICE PRESIDENT



                                        NationsBank, N.A. (Carolinas)
                                        Corporate Bank
                                        100 North Tryon Street
                                        NC1-007-08-04
                                        Charlotte, North Carolina 28255

                                        Telephone:  (704) 386-9015
                                                  -----------------------------

                                        Facsimile:  (704) 386-3271
                                                  -----------------------------

 Amount of                Percentage of
Commitment                Commitments
----------                -----------
$14,285,714.29              5.7143%     Deutsche Bank AG



                                        By:  /s/ J. Tracy Mehr
                                             ----------------------------------

                                        Name:   J. TRACY MEHR
                                        Title:  VICE PRESIDENT



                                        By:  /s/ Jean Hannigan
                                             ----------------------------------

                                        Name:   JEAN HANNIGAN
                                        Title:  ASSISTANT VICE PRESIDENT

                                        Deutsche Bank AG
                                        New York Branch
                                        31 West 52nd Street
                                        New York, New York 10019

                                        Telephone:_____________________________

                                        Facsimile:_____________________________

 Amount of               Percentage of
Commitment                Commitments
----------                -----------
$14,285,714.28              5.7143%     First Union National Bank of
                                        North Carolina



                                        By:  /s/ Mark M. Harden
                                            ----------------------------------

                                        Name:   MARK M. HARDEN
                                        Title:  VICE PRESIDENT



                                        First Union National Bank of
                                          North Carolina
                                        301 South College Street
                                        TW-19 Floor
                                        Charlotte, North Carolina 28288-0745

                                        Telephone:  (704) 374-2420
                                                    ---------------------------
                                                    Laurie Hart

                                        Facsimile:  (704) 374-2802
                                                    ---------------------------

 Amount of                Percentage of
Commitment                Commitments
----------                -----------
$14,285,714.28              5.7143%     The Bank of New York



                                        By:  /s/ Robert J. Joyce
                                             ----------------------------------

                                        Name:    ROBERT J. JOYCE
                                        Title:   VICE PRESIDENT



                                        The Bank of New York
                                        One Wall Street
                                        New York, New York 10286

                                        Telephone:   (212) - 635-7919
                                                   -----------------------------

                                        Facsimile:   (212) - 635-6434
                                                   -----------------------------

 Amount of                Percentage of
Commitment                Commitments
----------                -----------
$14,285,714.28              5.7143%     ABN-AMRO Bank N.V.




                                        By:  /s/ Kathryn C. Toth
                                             ----------------------------------

                                        Name    K.C. TOTH
                                        Title:  VICE PRESIDENT


                                        By:  /s/ Gregory D. Amoposo
                                             ----------------------------------

                                        Name    GREGORY D. AMOPOSO
                                        Title:  VICE PRESIDENT



                                        ABN-AMRO Bank N.V.
                                        Pittsburgh Branch
                                        One PPG Place
                                        Suite 2950
                                        Pittsburgh, Pennsylvania 15222-5400

                                        Telephone:   (412) 566-2269
                                                     --------------------------

                                        Facsimile:   (412) 566-2266
                                                     --------------------------